UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington. D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant   ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BEASLEY BROADCAST GROUP, INC.

(Name of Registrant as Specified In Charter)

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3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2022

The Annual Meeting of Stockholders of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 25, 2022, at 12:00 p.m. Eastern time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida, for the following purposes:

1.	The election of nine nominees for directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected or appointed;

2.	An advisory vote to approve named executive officer compensation;

3.	The ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and

4.	To transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the attached Proxy Statement.

The Company’s Board of Directors has fixed March 28, 2022 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the Annual Report to Stockholders for the year ended December 31, 2021.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. The notice accompanying this Proxy Statement contains instructions on how to submit your proxy by telephone or Internet. Whether or not you expect to attend in person, we urge you to vote as promptly as possible. You will be most welcome at the meeting and may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors,

Chris Ornelas

General Counsel and Secretary

Naples, Florida

April 12, 2022

3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

PROXY STATEMENT

The Board of Directors of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), is soliciting your proxy with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 25, 2022, at 12:00 p.m. Eastern time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida, and any adjournment or postponement thereof. This Proxy Statement and the Company’s Annual Report to Stockholders are first being made available to stockholders on or about April 12, 2022.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company as of 5:00 p.m. Eastern time, March 28, 2022, which is the “Record Date,” will be entitled to vote at the Annual Meeting. At the close of business on March 28, 2022, the Company had 12,713,118 shares of Class A Common Stock outstanding (the “Class A Shares”), and 16,662,743 shares of Class B Common Stock outstanding (the “Class B Shares” and together with the Class A Shares, the “Common Stock”).

Under the Company’s Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws (the “Bylaws”), in the election of directors, the holders of the Class A Shares are entitled by class vote, exclusive of all other stockholders, to elect two of the Company’s directors, with each Class A Share being entitled to one vote. With respect to the election of the other seven directors and all other matters submitted to the stockholders for vote, the holders of Class A Shares and Class B Shares shall vote as a single class, with each Class A Share being entitled to one vote and each Class B Share entitled to ten votes.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company’s transfer agent. Except with respect to the election of directors (which is discussed separately under “Proposal No. 1: Election of Directors”), the affirmative vote of a majority of votes cast in person or by proxy at a duly held meeting at which a quorum is present is required under Delaware law and our Bylaws for approval of the proposals presented in this Proxy Statement.

The Inspector will also determine whether or not a quorum is present. Our Bylaws provide that a quorum consists of the presence in person or by proxy of a majority of the votes entitled to be cast on a matter to be acted upon at the Annual Meeting. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. An abstention is deemed present but it is not deemed a vote cast. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions and broker non-votes are included in determining whether a quorum is present but are not included in the tabulation of the voting results. As such, abstentions and broker non-votes do not affect the voting results with respect to the election of directors or the issues requiring the affirmative vote of a majority of the votes cast at the Annual Meeting. The ratification of the appointment of the Company’s independent registered public accounting firm is a routine proposal on which nominees possess discretionary voting power absent instructions from the beneficial owner. Thus, the Company does not expect any broker non-votes on this proposal.

Stockholders of record may submit their proxy by telephone or Internet prior to the Annual Meeting, rather than filling out and mailing a proxy card. To help explain this process, we have included a brief question and answer section below.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you can vote by telephone or Internet by following the instructions on the Notice of Availability of Proxy Materials.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the process of the bank, broker or other record holder. Your bank, broker or other record holder will not be permitted to exercise voting discretion as to the matters to be acted upon other than the ratification of the appointment of the Company’s independent registered public accounting firm. Therefore, please give voting instructions to your bank, broker or other record holder.

How will my proxy be voted?

Your proxy, when properly submitted by telephone or Internet and not revoked, will be voted in accordance with your instructions. If any other matter is properly presented, the persons named as proxies will have discretion to vote in their best judgment.

Unless you give other instructions when you cast your vote by telephone or Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors and a vote will be cast FOR the election of each of the nominees for directors, FOR the advisory vote to approve named executive officer compensation, FOR the ratification of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022, and as the proxy holders deem advisable on other matters that may come before the meeting. If a bank, broker or other record holder indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

May I revoke or change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted by:

•	giving written notice of revocation to Chris Ornelas, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103;

•	by delivering a proxy bearing a later date (including by telephone or Internet); or

•	by attending and voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder, or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the bank, broker or other record holder that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described above and on the Notice of Availability of Proxy Materials, so that your vote will be counted if you later decide not to attend the Annual Meeting.

What is the deadline for voting my shares?

If you are a stockholder of record, and plan to vote by telephone or Internet, your vote must be received by 11:59 p.m. Eastern time on May 24, 2022. If your shares are held in street name, you should return your voting instructions in accordance with the instructions provided by the bank, broker or other record holder that holds the shares on your behalf.

Who is paying for this proxy solicitation?

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally, by telephone or via electronic communications.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Nine directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of stockholders or until their respective successors are elected or appointed.

Nominees for election to the Board of Directors shall be approved by the following vote:

•

For Nominees to be Elected by the Holders of the Class A Shares: by a plurality of the votes cast by the holders of Class A Shares present in person or by proxy at the Annual Meeting, with each share being entitled to one vote.

•

For Nominees to be Elected by the Holders of All Classes of Common Stock: by a plurality of the votes cast by the holders of all classes of Common Stock present in person or by proxy at the Annual Meeting, with each Class A Share being entitled to one vote and each Class B Share being entitled to ten votes.

Abstentions from voting on the election of directors and broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

The Board of Directors believes that each of the nominees listed brings strong skills and extensive experience to the Board, giving the Board as a group the appropriate skills to exercise its oversight responsibilities.

Nominees to be Elected by the Holders of the Class A Shares:

Michael J. Fiorile, age 67, was appointed to the Board of Directors of Beasley Broadcast Group, Inc. on January 23, 2018. He has served as Chairman of The Dispatch Printing Company, a privately owned, regional broadcast media and real estate company, since July 2016. Prior to his retirement in November of 2019 from his role as the Chief Executive Officer of The Dispatch Printing Company, Mr. Fiorile served as the company’s Vice Chairman and Chief Executive Officer from September 2015 until July 2016; as its President and Chief Executive Officer from January 2013 until September 2015; as its President and COO from January 2008 until January 2013; and as its President from January 2005 until January 2008. He has also served as Chairman and Chief Executive Officer of Dispatch Broadcast Group, which includes television and radio stations, since July 2016. He has held several executive positions within Dispatch Broadcast Group since 1994. Mr. Fiorile was a director of State Auto Mutual Insurance Companies from 2003 until March 2020 and a director of State Auto Financial Corporation from 2015 until March 2022, where he served as Chair of the Nominating and Governance Committee and Chair of the Risk Committee, until these companies were sold in a transaction that closed in March of 2022. Mr. Fiorile serves on the Board of Directors of BMI and previously served as the Chairman of its Board, having also previously served on its Executive, Finance and Budget and Compensation Committees and as the Chairperson of the Audit Committee. He also previously served as Chairperson of the Audit Committee for the National Association of Broadcasters (“NAB”). Mr. Fiorile’s qualifications for election to the Board of Directors include his extensive knowledge of the media industry and significant executive management experience gained through his service as senior executive and chief executive officer of media companies.

Allen B. Shaw, age 78, has served as Vice Chairman of the Board of Directors of Beasley Broadcast Group, Inc. since February 2001. Mr. Shaw also served as Co-Chief Operating Officer of the Company from February 2001 to January 2006. From 1997 to February 2001, Mr. Shaw was the President and Chief Executive Officer of Centennial Broadcasting, and he resumed those positions with a new entity called Centennial Broadcasting II, LLC (“Centennial II”) in October 2004. Centennial II currently owns six radio stations in Virginia. Mr. Shaw previously was employed as the Chief Operating Officer of the Company from 1985 to 1990. Mr. Shaw serves as a director of the Library of American Broadcasting. Mr. Shaw’s qualifications for election to the Board of Directors include his extensive knowledge of the radio broadcast industry and significant executive management experience gained through his service as a senior executive and chief executive officer of radio broadcast companies.

Nominees to be Elected by the Holders of All Classes of Common Stock:

Brian E. Beasley, age 62, was appointed Beasley Broadcast Group, Inc.’s Chief Operating Officer on January 1, 2017. He previously served as Vice President of Operations from 1997 until December 2016.    He has served as a director of Beasley Broadcast Group, Inc. since 1982. He brings 40 years of media experience to this position. Mr. Beasley serves on the Board of Directors of the Radio Advertising Bureau and has served on the Board of Directors of the North Carolina Association of Broadcasters. Mr. Beasley earned a B.S. degree from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Bruce G. Beasley and Caroline Beasley. Mr. Beasley’s qualifications for election to the Board of Directors include his valuable experience and knowledge of day-to-day operations at the Company. He has gained this experience by serving at all levels of our organization, from Account Executive to his current position as Chief Operating Officer.

Bruce G. Beasley, age 64, has served as Beasley Broadcast Group, Inc.’s President since 1997, Chief Operating Officer from 2006 through 2016, Co-Chief Operating Officer from February 2001 until February 2006, and as a director of Beasley Broadcast Group, Inc. since 1980. He began his career in the broadcasting business with the Company in 1975 and since that time has served in various capacities, including General Sales Manager of a radio station, General Manager of a radio station and Vice President of Operations of the Company. Mr. Beasley serves on the Board of Directors of the Radio Advertising Bureau. Mr. Beasley has a B.S. degree from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Caroline Beasley and Brian E. Beasley. Mr. Beasley’s qualifications for election to the Board of Directors include his extensive knowledge of the radio broadcast industry gained through his service at all levels of employment with the Company, from station sales manager to his current position as President.

Caroline Beasley, age 59, was appointed Chief Executive Officer of Beasley Broadcast Group, Inc. on January 1, 2017, previously serving as interim Chief Executive Officer from March 18, 2016, until December 31,

2016, and as Executive Vice President, Chief Financial Officer, Treasurer and Secretary beginning in 1994. Ms. Beasley joined the Company in 1983, having held a position as a Director of the Company since that time. Over her tenure prior to 1994, she served in various positions, including Business Manager, Assistant Controller and Corporate Controller. Ms. Beasley currently serves as the Chairperson of the Board of Directors of BMI. In addition, she previously served on Executive Committee and Radio Executive Committee of the Board of Directors of the NAB. Ms. Beasley is a past Joint Board Chairman of the NAB Board of Directors. She previously served on the Board of Directors of the Radio Music License Committee. In 2017, Ms. Beasley was honored by Radio Ink magazine as Radio Executive of the Year. Ms. Beasley has been named one of the “40 Most Powerful People in Radio” in 2011, 2012 and 2016, 2017, 2018, 2021 and 2022 and was named “Radio Executive of the Year” in 2019, 2020, 2021, and 2022. She was awarded the NAB National Radio Award in 2022. She serves on the NAB Leadership Foundation Board. She was the Chairperson of the Access to Capital Working Group at the Federal Communications Commission (“FCC”) in 2019 and 2021 and was appointed to serve on the Communications Diversity and Equity Council at the FCC from 2021 through 2023. Ms. Beasley has a B.S. degree from the University of North Carolina. Ms. Beasley is the daughter of the late George G. Beasley and the sister of Bruce G. Beasley and Brian E. Beasley. Ms. Beasley’s qualifications for election to the Board of Directors include her valuable financial expertise, gained through her experience in various capacities at the Company over the past thirty years. Ms. Beasley also has gained valuable insight into the radio broadcast industry through her service on the boards of the industry groups mentioned above.

Peter A. Bordes, Jr., age 59, has been an independent director of Beasley Broadcast Group, Inc. since November 2016. Mr. Bordes was one of the owners of Greater Media, Inc., where he served as a member of its board of directors from 2008 until October 2016. Mr. Bordes is a founder of Trajectory Capital, a venture capital company investing in disruptive innovation driving global digital transformation, and has served as a Managing Partner since March 2012. Since February 2021, Mr. Bordes has served as the Executive Chairman and Chief Executive Officer of Trajectory Alpha Acquisition Corp. (NYSE:TCOA.U), a special purpose acquisition company, or blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or companies. Since March 2021, he has served on the board of directors of Alfi (NASDAQ: ALF) and has acted as interim CEO since October 2021. Since May 2019, Mr. Bordes has been a member of the board of directors of Kubient (NASDAQ: KBNT) and served as the company’s Chief Executive Officer from May 15, 2019 until October 31, 2020. From November 2018 to June 2019, Mr. Bordes served as the Chairman and Co-Founder of MainBloq, a cloud-based modular platform for trading digital currencies and investing in digital assets. From January 2017 to June 2019, Mr. Bordes served as the Co-Founder and Director of TruVest, a sustainable affordable housing, real estate investment, development and technology company. From January 2011 to June 2019, Mr. Bordes served as Chairman and Chief Executive Officer of OneQube, Inc., a digital audience management platform. From June 2004 to August 2011, Mr. Bordes was a Co-Founder and Chief Executive Officer of MediaTrust, a real-time performance marketing advertising exchange for direct response marketing. Mr. Bordes’ current board services include Brooklyn School of Music, New England College, Fraud.net, Hoo.be, MediaJel, Alfi, Fernhill Corp and Ocearch. Mr. Bordes holds a Bachelor of Arts from New England College. Mr. Bordes’ qualifications for election to the Board of Directors include his years of service on the Board of Directors of Greater Media, Inc., as well as his involvement in media and capital venture entities.

Leslie Godridge, age 66, has been an independent director of Beasley Broadcast Group, Inc. since May 2020. Ms. Godridge retired on June 30, 2020 as Vice Chairman and Co-Head of Corporate & Commercial Banking at U.S. Bancorp where she served on the Managing Committee and on U.S. Bank, N.A.’s Board of Directors. She has held both of these positions since January 2016. Ms. Godridge originally joined U.S. Bancorp in 2007 and has since held various other positions at the bank since then. Before joining U.S. Bancorp, Ms. Godridge worked for The Bank of New York from 1981 to 2006, where she reported to the CEO as a Senior Executive Vice President and a member of its Executive Committee, among other positions. Since 2006, Ms. Godridge has served as Assistant Treasurer, Co-chair of the Finance & Budget Committee as well as Trustee and member of the Executive, Development and Investment Committees for the Museum of the City of New York. Until June 30, 2020 she was a member of the Executive, Audit, and Board Development Committees of

Junior Achievement of New York. She is a repeat honoree for American Banker’s annual Most Powerful Women in Banking. Ms. Godridge earned a Bachelor of Arts from Smith College as well as an MBA from New York University, Leonard N. Stern School of Business. Ms. Godridge is a Director of M&T Bank based in Buffalo, New York where she serves on the Risk Committee and the Trust and Investment committee of the board of directors. She is also an Advisory Member of the Trust and Investment Committee of Wilmington Trust, N.A. and Wilmington Trust Company. She is a director of National Integrity Life Insurance Co. and of Gerber Life Insurance Co., both subsidiaries of Western Southern Financial in Cincinnati. Ms. Godridge’s qualifications for election to the Board of Directors include her extensive finance and regulatory knowledge and significant management experience gained through her senior executive positions at financial institutions.

Gordon H. Smith, age 69, served as the president and Chief Executive Officer of the NAB from November 2009 until his transition to special advisor at the end of 2021. Prior to joining NAB, he served as a two-term U.S. Senator from Oregon from 1997 until 2009, and later as senior advisor in the Washington office of Covington & Burling, LLP. During his tenure at NAB, the association played a pivotal role on a number of significant issues affecting broadcasters, including the preservation and modernization of the music licensing and copyright system and reviews of media ownership rules. As a U.S. Senator, Mr. Smith’s committee assignments included the Senate Commerce, Science and Transportation Committee, the panel that oversees all broadcast-related legislation. He also served on the Senate’s Energy and Natural Resources Committee, Finance Committee and Foreign Relations Committee. Mr. Smith’s role on the Commerce Committee and as Chairman of a Senate High Tech Task Force helped foster his interest in new media and technology issues. Mr. Smith has served as a director for Host Hotels and Resorts, Inc. (“Host”) since 2009, and presently serves as Independent Lead Director and Chairman of the Nominating, Governance and Corporate Responsibility Committee. Mr. Smith attended college at Brigham Young University, received a Juris Doctorate degree from Southwestern University School of Law in Los Angeles, and practiced law in New Mexico and Arizona before returning to Oregon to direct the family-owned Smith Frozen Foods business. He is currently the Chairman of the board of directors of Smith Frozen Foods. Mr. Smith’s qualifications for election to the Board of Directors include his regulatory and legislative experience and knowledge in the broadcast and media industry.

Charles M. Warfield, Jr., age 72, has been an independent director of Beasley Broadcast Group, Inc. since May 2021. Mr. Warfield has more than 40 years of experience in the broadcast and media industry. He currently serves on the National Association of Broadcaster (“NAB”) Investment Committee. From 2000-2012, he held senior positions, including President and Chief Operating Officer, at ICBC Broadcast Holdings, Inc. (“ICBC”). In August 2011, an involuntary petition under Chapter 11 of the Bankruptcy Code was filed against ICBC in the United States Bankruptcy Court for the Southern District of New York, culminating with the acquisition of ICBC by YMF Media, LLC in 2012. Mr. Warfield served as President and Chief Operating Officer of YMF Media, LLC until 2014. Between 2013 and 2015, Mr. Warfield served as Joint Board Chairman on the Board of Directors of NAB. Previously, he served as Chairman of the Radio Executive Committee of the NAB Radio Board of Directors and as a member of the NAB Education Foundation Board. Mr. Warfield has frequently been recognized for his leadership in the radio broadcast industry, including being named Radio Executive of the Year in 2009 by Radio Ink Magazine, receiving the 2010 National Radio Award from the NAB, and being inducted into the New York State Broadcasters Hall of Fame in 2015. Mr. Warfield earned a B.S. degree in accounting from Hampton University. Mr. Warfield’s qualifications for election to the Board of Directors include his invaluable experience and significant success in the broadcast and media industry.

Unless otherwise indicated, proxies received will be voted FOR the election of each of the nominees named above.

Recommendation of the Board of Directors:

The Board of Directors unanimously recommends a vote “FOR” the election of all nominees named above.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors met four times during 2021. Other than Mr. Warfield who joined the Board in May 2021, each member of the Board attended at least 75% of the aggregate number of meetings held during 2021 of the Board of Directors and the committees of the Board of Directors of which he or she was a member. Mr. Warfield attended all Board meetings and all meetings of the committees which he serves that were held after he joined the Board. The Company does not have a formal policy regarding director attendance at annual meetings of stockholders, but encourages directors to attend. All of our then-current directors, except for George Beasley and Mr. Fowler, attended the 2021 Annual Meeting of Stockholders.

Controlled Company

The Company qualifies as a “controlled company,” within the meaning of Rule 5615(c)(1) of the NASDAQ Listing Rules. The Company currently qualifies as a controlled company because more than 50% of the Company’s voting power is controlled by the entities affiliated with the Beasley family. As a result, the Company is not required to have a Board of Directors consisting of a majority of directors who are independent or a compensation committee or nominating committee composed solely of independent directors.

Leadership Structure

The Board of Directors believes that the appropriate leadership structure should be based on the needs and circumstances of the Board, the Company and its stockholders at a given point in time, and that the Board should remain adaptable to shaping the leadership structure as those needs change in the future.

The Board of Directors currently has determined that having Caroline Beasley serve as both Chairman of the Board and Chief Executive Officer of the Company is in the best interest of the Company and its stockholders. The Board of Directors, believes that this leadership model is efficient and effective for the Company at this time, because it creates clear lines of command throughout the entire Company. In her position as Chief Executive Officer, Ms. Beasley has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In her role as Chairman of the Board, she sets the strategic priorities for the Board, presides over its meetings and communicates its strategic findings and guidance to management. The Board of Directors believes that this structure reduces the likelihood of confusion about leadership roles and duplication of efforts. This structure also allows the Board of Directors to benefit from Ms. Beasley’s detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, as positions her to identify the key risks facing the organization and ensure that these are brought to the attention of the Board of Directors.

The Company has procedures to ensure a strong and independent Board of Directors. Mr. Fiorile has been designated as the Board’s lead independent director. The Audit, Compensation and Governance Committees consist entirely of non-management directors. In addition to their responsibilities on these Committees, these independent directors meet in executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors.

The Board of Directors Role in Risk Oversight

Management is responsible for the Company’s day-to-day risk management activities and role of the Board of Directors is to engage in informed risk oversight. In fulfilling this oversight role, the Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management processes and overall risk management system.

The Board of Directors performs this function by receiving management updates on the Company’s business operations, financial results and strategy at its regularly scheduled meetings. The Audit, Compensation and Governance Committees, which consist entirely of independent directors, assist the Board of Directors in its oversight of risk management. Currently, the risk areas reported to the Board of Directors relate to credit risk, liquidity risk, fraud risk and operational risks, including regulatory, economic, competitive, cybersecurity, legal, and mergers and acquisitions risks.

The Board of Directors administers its risk oversight function by (i) identifying key areas of risk exposure facing the Company; (ii) discussing the level of risk the Company is willing to take and the variance from stated risk tolerance that is considered acceptable; (iii) identifying and discussing the key risk indicators and the early warning signs of increased risk exposure; and (iv) discussing with management the Company’s guidelines for monitoring risk indicators and encouraging communication of key risk indicators to management and the Board of Directors.

Director Independence

Our Board of Directors currently consists of eight members. Our Board of Directors has determined that all of our directors and nominees for election as directors, other than Caroline Beasley, Bruce G. Beasley and Brian E. Beasley, qualify as “independent” in accordance with the listing requirements of Nasdaq. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Board Diversity

The Board of Directors does not have a specific policy regarding diversity of director candidates. However, as a matter of practice, the Board of Directors recommends candidates based on the diversity of their business or professional experience, background, talents and perspectives. The Board of Directors considers diversity in the context of the Board of Directors as a whole and takes into account the personal characteristics, including gender, ethnicity and age, and experience, including financial expertise, and educational and professional background of current and prospective directors. The Board of Directors believes this process will best facilitate Board deliberations that reflect a broad range of perspectives and lead to a more effective decision-making process.

Committees of the Board of Directors

During 2021, the Board of Directors had an Audit Committee, a Compensation Committee, and a Governance Committee.

The Board of Directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. The Board of Directors is not required to have a nominating committee because the Company is a controlled company as defined in the NASDAQ Listing Rules. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the full Board of Directors will consider recommendations from stockholders, which should be addressed to Chris Ornelas, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103. The Company has not adopted a formal process because it believes that the informal consideration process has been adequate to date.

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consists of Ms. Godridge, Mr. Fiorile and Mr. Shaw, each of whom is an Independent Director as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule

10A-3 under the Exchange Act. The Board of Directors has determined that Mr. Fiorile is an Audit Committee financial expert as that term is defined in the Exchange Act. The purpose and responsibilities of the Audit Committee, as set forth in its written charter, include:

•	Overseeing the integrity of the Company’s financial statements;

•	Overseeing the Company’s compliance with legal and regulatory requirements;

•	Recommending independent auditors to conduct the annual audit of the Company’s financial statements;

•	Reviewing the proposed scope of the audit and approving the audit fees to be paid;

•	Reviewing the Company’s accounting and financial controls with the independent auditors and its financial and accounting staff; and

•	Reviewing and approving transactions, other than compensation matters, between the Company and its directors, officers and affiliates.

The Audit Committee met nine times during 2021. The current charter of the Audit Committee is available on the Company’s website at www.bbgi.com/corporate-governance.

The Compensation Committee consists of Messrs. Fiorile, Shaw and Warfield, each of whom is an Independent Director as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. This Committee is responsible for establishing compensation policies for the Company’s executive officers, including the Chief Executive Officer, and reviewing the Company’s compensation plans to ensure that they meet corporate objectives. The responsibilities of the Compensation Committee also include administering and interpreting the 2007 Equity Incentive Award Plan of the Company. The Compensation Committee met four times during 2021. As a “controlled company,” the Compensation Committee is not required to, and does not, have a charter.

The Governance Committee consists of Messrs. Shaw, Fiorile and Warfield, each of whom is an Independent Director as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. This Committee is responsible for developing and recommending to the Board of Directors corporate governance guidelines, reviewing the Company’s Code of Business Conduct and Ethics and recommending any changes to the Board of Directors, overseeing the annual self-evaluation of the Board of Directors and making recommendations to the Board of Directors regarding governance matters, including, but not limited to, the Company’s Certificate of Incorporation, Bylaws and committee charters. The Governance Committee met once during 2021. The current charter of the Governance Committee is available on the Company’s website at www.bbgi.com.

Stockholder Communication with Board Members

Although the Company has not to date developed formal processes by which stockholders may communicate directly to directors, it believes that the informal process (in which stockholder communications received by the Secretary for the Board of Directors attention, or summaries thereof, will be forwarded to the Board of Directors) has served the Board’s and the stockholders’ needs. In view of Securities and Exchange Commission (“SEC”) disclosure requirements relating to this issue, the Board of Directors may consider developing more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communications to the Board of Directors should be sent to it in care of Chris Ornelas, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103.

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14(a) of the Exchange Act, we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the overall compensation of our named executive officers as disclosed in this Proxy Statement. This advisory vote is commonly referred to as “say-on-pay.”

In 2019, the Board of Directors recommended that this say-on-pay vote be conducted annually, and stockholders voted in favor of this recommendation by a substantial majority. Accordingly, the Board of Directors has determined that it will include an advisory resolution to approve named executive officer compensation annually until the next vote to determine the frequency of such an advisory vote in 2025.

Our executive compensation programs are designed to convey recognition of services performed by the recipients and motivate and retain the recipients over the long term. The purpose of the executive compensation is to provide competitive compensation in order to attract, motivate, and retain talented and experienced executives, who are instrumental to our success, and to reward the executive officers for the achievement of short-term and long-term strategic and operational goals and the creation of enhanced value for our stockholders. We seek to closely align the interests of our named executive officers with the interests of our stockholders, and our Compensation Committee regularly reviews named executive officer compensation against peer companies, general market trends and other industry data to ensure that such compensation is consistent with our compensation philosophy.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Summary Compensation Table and other disclosure in the “Executive Compensation” section of the Proxy Statement.”

This advisory resolution is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

Recommendation of the Board of Directors:

The Board of Directors unanimously recommends a vote “FOR” proposal number 2.

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The Audit Committee has appointed Crowe LLP (“Crowe”) as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2022 and is proposing that the stockholders ratify such appointment. Crowe has served as the Company’s independent auditors since 2006.

Although ratification is not required by law, the Audit Committee believes that our stockholders should be given an opportunity to express their views on the subject. Since the Audit Committee cannot abdicate this authority to the stockholders, the ratification of the appointment is not binding. Any failure of the stockholders to ratify the appointment of Crowe as our independent registered public accounting firm would, however, be considered by the Audit Committee in determining whether to continue the engagement of Crowe.

In making this appointment, the Audit Committee considered whether the audit and non-audit services Crowe will provide are compatible with maintaining the independence of the Company’s outside auditors. The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Crowe before the firm is retained. The Audit Committee pre-approves all audit and permitted non-audit services to be performed for the Company by its independent public accountants. The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permitted non-audit services. The Audit Committee does not consider the provision of the permitted non-audit services to be incompatible with maintaining the independent public accountant’s independence.

Representatives of Crowe are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Audit Fees, Other Fees and Services of Independent Registered Public Accountants

The following table summarizes fees billed to the Company by Crowe in 2020 and 2021:

	2020	2021
Audit fees (1)	$451,450	$345,450
Audit-related fees	—	—
Tax fees	—	—
All other fees (2)	123,000	—

	$574,450	$345,450

(1)

Includes fees billed for (i) the audit of the Company’s annual financial statements in 2020 and 2021, (ii) the review of the Company’s quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q in 2020 and 2021, and (iii) the annual audits of the Company’s benefit plan in 2020 and 2021.

(2)	Includes fees billed for Crowe’s comfort letter related to the Company’s offering of senior secured notes in 2020.

All of the services provided to the Company by Crowe during 2020 and 2021 were pre-approved by the Audit Committee.

Recommendation of the Board of Directors:

The Board of Directors unanimously recommends a vote “FOR” proposal number 3.

EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are listed below. We described each executive’s business experience under Proposal No. 1—Election of Directors, except Mr. Ornelas and Ms. Tedesco whose experience is described below. All executive officers hold office until their successors are appointed.

Name	Age	Position
Caroline Beasley	59	Chairman and Chief Executive Officer
Bruce G. Beasley	64	President and Director
Brian E. Beasley	62	Chief Operating Officer and Director
Chris Ornelas	53	General Counsel and Secretary
Marie Tedesco	60	Chief Financial Officer

Chris Ornelas, age 53, was appointed General Counsel of Beasley Broadcast Group, Inc. on February 1, 2020. Prior to joining Beasley, Mr. Ornelas spent nearly a decade serving as Chief Operating and Strategy Officer of the NAB, where he oversaw operations of and provided strategic guidance to NAB’s advocacy teams to address diverse legal and policy issues facing broadcasters. Mr. Ornelas also served as Chief Counsel on Communications and Technology Policy in former Senator Gordon Smith’s U.S. Senate Office, where he oversaw all matters relating to communications, media, entertainment and technology before the Senate Commerce Committee. Mr. Ornelas’ career also includes nearly a decade in the Washington office of law firm Wilkinson Barker Knauer, LLP, where he represented broadcast clients on policy, regulatory and transactional matters before the Federal Communications Commission. He has served on the board of directors for the Congressional Hispanic Caucus Institute since February 2017 and the Asian Pacific American Institute for Congressional Studies since June 2014. Mr. Ornelas earned a Juris Doctorate degree from the American University Washington College of Law and a Bachelor of Arts in Rhetoric and Communications Studies from the University of Virginia.

Marie Tedesco, age 60, was appointed as Chief Financial Officer of Beasley Broadcast Group, Inc. on January 1, 2017, previously serving as Vice President of Finance since 1996. She began her employment with the Company in 1991 as Corporate Controller. Ms. Tedesco is a native of Sweden, where she attended Olympia College. After graduating from UCLA with a B.S. degree in finance, she started her radio career in Los Angeles. From 1984 through 1987, she worked in the accounting department of Radio & Records, Inc. Beginning in 1988, she moved to New York, where she was employed in the accounting department of Westwood One. In 1989, while still employed by Westwood One, she moved back to Los Angeles where she assisted in launching their Radio Station KQLZ-FM, aka “Pirate Radio.” Ms. Tedesco currently serves on the Executive Board of Directors in the role of Treasurer of the Media Finance Management Association in addition to a board seat on the Alliance for Women in Media organization.

EXECUTIVE COMPENSATION

2021 SUMMARY COMPENSATION TABLE

The following table summarizes total compensation earned by each of our named executive officers, Caroline Beasley, Bruce G. Beasley and Brian E. Beasley during 2020 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Caroline Beasley Chief Executive Officer	2021 2020	1,244,907 1,096,448	250,000 —	369,500 —	1,000,000 882,500	24,726 33,745	(4)	2,889,133 2,012,693
Bruce G. Beasley President	2021 2020	572,002 528,934	— —	279,050 —	337,500 206,250	26,741 24,671	(4)	1,215,293 759,855
Brian E. Beasley Chief Operating Officer	2021 2020	572,209 529,019	150,000 —	279,050 —	400,000 250,000	25,437 23,527	(4)	1,426,696 802,546

(1)	Amounts shown represent signing bonuses paid to the named executive officers in connection with entering into new employment agreements during 2021.
(2)

The grant date fair value amounts in this column were calculated in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in note 14 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 23, 2022.

(3)

Amounts reported in the Non-Equity Incentive Plan Compensation column represent annual cash bonuses earned for 2020 and 2021, respectively. Annual cash bonuses for our named executive officers were paid under our Performance Incentive Plan, which was adopted by our Board of Directors, effective as of January 1, 2012.

(4)

Other compensation includes a car allowance of $12,000 per annum and reimbursement for the named executive officer’s portion of health, dental, vision and long-term and short-term disability insurance premiums.

Employment Agreements

In September 2021, the Company entered into an employment agreement with Caroline Beasley, effective as of July 1, 2021, pursuant to which she serves as Chief Executive Officer. Pursuant to this agreement, Ms. Beasley receives (i) an annual base salary of $1,250,000, subject to adjustment as determined by the Board of Directors, (ii) the opportunity to earn an annual bonus award targeted at 100% of her base pay and based on performance under the Company’s performance incentive plan, (iii) payments equal to the amount payable by her for coverage under the Company’s employee benefit plans, plus an additional amount equal to the taxes payable by her as a result of such payments, and (iv) a monthly car allowance of $1,000. The initial term of the employment agreement expires on July 1, 2024 and is subject to renewal for successive one-year periods upon mutual agreement of the Company and Ms. Beasley in writing. The Company could incur severance obligations under the terms of the employment agreement in the event that Ms. Beasley’s employment is terminated without cause or if she resigns for good reason, or upon her death or termination due to disability, as described in the section entitled “Termination or Change in Control Payments” below.

In September 2021, the Company entered into an employment agreement with Bruce G. Beasley, effective as of July 1, 2021, pursuant to which he serves as President. Pursuant to this agreement, Mr. Bruce Beasley receives (i) an annual base salary of $600,000, subject to adjustment as determined by the Board of Directors, (ii) the opportunity to earn an annual bonus award targeted at 75% of his base pay and based on performance under the Company’s performance incentive plan, (iii) payments equal to the amount payable by him for coverage under the Company’s employee benefit plans, plus an additional amount equal to the taxes payable by him as a result of such payments, and (iv) a monthly car allowance of $1,000. The initial term of the employment agreement expires on July 1, 2024 and is subject to renewal for successive one-year periods upon mutual agreement of the Company and Mr. Bruce Beasley in writing. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Bruce Beasley’s employment is terminated without cause or if he resigns for good reason, or upon his death or termination due to disability, as described in the section entitled “Termination or Change in Control Payments” below.

In September 2021, the Company entered into an employment agreement with Brian E. Beasley, effective as of July 1, 2021, pursuant to which he serves as Chief Operating Officer. Pursuant to this agreement, Mr. Brian Beasley receives (i) an annual base salary of $600,000, which will increase by $50,000 in each of 2022 and 2023, subject to further adjustment as determined by the Board of Directors, (ii) the opportunity to earn an annual bonus award targeted at 75% of his base pay and based on performance under the Company’s performance incentive plan, (iii) payments equal to the amount payable by him for coverage under the Company’s employee benefit plans, plus an additional amount equal to the taxes payable by him as a result of such payments, and (iv) a monthly car allowance of $1,000. The initial term of the employment agreement expires on July 1, 2024 and is subject to renewal for successive one-year periods upon mutual agreement of the Company and Mr. Brian Beasley in writing. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Brian Beasley’s employment is terminated without cause or if he resigns for good reason, or upon his death or termination due to disability, as described in the section entitled “Termination or Change in Control Payments” below.

Each of the employment agreements also contains a confidentiality provision and non-competition covenant that applies for one year following termination of employment, except that if a named executive officer is terminated by the Company other than for cause or resigns employment for good reason, then the non-competition period will end on the earliest of one year following termination of employment, the date the executive waives any right to receive severance payments under the employment agreement or the date of termination if the executive is not entitled to receive any severance payments in connection with the employment termination.

Executive Compensation

Our executive compensation program consists primarily of base salary, which is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities, and two forms of incentive compensation, annual cash bonuses and equity awards. The annual cash bonus component is designed to convey an immediate recognition of services performed by the recipient, while the equity component is tied to vesting requirements and is designed not only to compensate but also to motivate and retain the recipient over the vesting period.

All of our named executive officers receive an annual base salary and are eligible to receive annual cash bonuses under our Performance Incentive Plan and equity-based awards under our 2007 Equity Incentive Award Plan.

2021 Base Salaries

Our named executive officers receive a base salary to compensate them for services rendered to our Company. The base salaries of our named executive officers are reviewed from time to time and adjusted when our Board of Directors or Compensation Committee determines an adjustment is appropriate.

The base salaries of Mr. Bruce Beasley and Mr. Brian Beasley were increased from $550,000 to $600,000 effective July 1, 2021 in connection with their entering into new employment agreements with the Company. No changes were made to the base salary of Ms. Caroline Beasley during 2021.

2021 Cash Bonuses

Annual cash bonus awards are determined based upon our Company’s achievement against a pre-established financial performance metric and the Compensation Committee’s subjective assessment of performance. Target bonus award levels are set for each of the named executive officers and awards may be earned above or below the target level based on the total performance assessment, as determined by our Compensation Committee, although no pre-set formulas are established for this purpose. Subjective performance factors that are considered from time to time include station ratings, acquisition and divestiture activity, the Company’s ability to manage extraordinary events and market conditions and the Company’s overall performance relative to other similarly situated radio companies. For 2021, the target bonus award levels for Ms. Caroline Beasley, Mr. Bruce Beasley and Mr. Brian Beasley were $1,250,000, $450,000 and $450,000, respectively.

In 2021, our Compensation Committee assessed the Company’s achievement against financial performance metrics, and generally determined on a subjective basis that performance satisfied expectations for the year. In making its subjective determination of performance, our Compensation Committee took into account our overall financial and operational performance for the year, including successfully navigating through the operating challenges presented by the COVID-19 pandemic and the subsequent capital restructuring, including the issuance of the senior secured notes. Despite the continued extraordinary efforts from our named executive officers throughout 2021, our named executive officers were awarded below target annual bonuses for the year. The actual cash bonuses earned by our named executive officers for 2021 are as set forth in the 2021 Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

2021 Equity Awards

In March 2021, Caroline Beasley, Bruce G. Beasley, and Brian E. Beasley were each granted 25,000 restricted stock units that vested on the date of grant. Pursuant to the terms of their employment agreements, in September 2021, Caroline Beasley was granted 150,000 restricted stock units and each of Bruce G. Beasley, and Brian E. Beasley was granted 105,000 restricted stock units. The restricted stock units vest in equal installments on each of July 1, 2022, 2023 and 2024, subject to the executive’s continued employment on each vesting date and accelerated vesting upon a qualifying termination of employment, as described below under “Termination or Change in Control Payments.”

Retirement Plans

We have a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) that covers eligible employees of the Company and any designated affiliate, including our named executive officers. The 401(k) Plan permits employees to defer up to 100% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. All employees of the Company are eligible to participate in the 401(k) Plan at any time after their date of hire.

2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes equity awards outstanding as of December 31, 2021 for each of the named executive officers.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Caroline Beasley	150,000	(1)	$285,000
Bruce G. Beasley	105,000	(1)	$199,500
Brian E. Beasley	105,000	(1)	$199,500

(1)

The restricted stock units vest in equal installments on each of July 1, 2022, 2023 and 2024, subject to the executive’s continued employment on each vesting date and accelerated vesting in the event of the executive’s termination without cause, resignation for good reason, or termination of employment due to the executive’s death or disability.

(2)	Market value was determined by multiplying the number of restricted stock units that have not vested by the closing stock price of $1.90 on December 31, 2021.

TERMINATION OR CHANGE IN CONTROL PAYMENTS

Potential Termination Payments

Each of our named executive officers entered into an employment agreement with us effective as of July 1, 2021, as described in more detail above under the section entitled “Employment Agreements.” The employment agreements provide that in the event of a termination of the named executive officer by us without “cause,” a resignation by the named executive officer for “good reason,” or termination of the named executive officer due to death or disability, the terminated executive (or, in the case of death, the executive’s estate or legal representative) will be entitled to receive (i) continued payment of the executive’s base salary and the amount payable by the executive for coverage under the Company’s employee benefit plans, plus an additional amount equal to the taxes payable by the executive as a result of such benefit plan payments through July 1, 2024 or for one year following termination, whichever is greater, (ii) a lump sum payment equal to $1,250,000 for Ms. Caroline Beasley, $600,000 for Mr. Bruce Beasley and for Mr. Brian Beasley, his annual base salary (computed in accordance with the terms of the employment agreement), or the highest annual bonus paid to the executive over the preceding three-year period, whichever is greater, (iii) payment (without duplication to the amounts described in clause (i)) for benefit coverage pursuant to COBRA for the executive and the executive’s eligible dependents for up to 18 months following termination, and (iv) accelerated vesting of all of the executive’s outstanding equity awards; provided, that, if such termination occurs in connection with or within two years following a change in control, then, if higher than the amounts set forth in clauses (i) and (ii) above, the executive will be entitled to receive, in lieu of such amounts set forth in clauses (i) and (ii) above, a severance payment equal to two times the sum of the executive’s base salary and the highest annual bonus paid to the executive during the preceding three-year period, which amount shall be paid in a lump sum to the extent a lump sum payment does not result in the imposition of an excise tax under Section 409A of the Internal Revenue Code of 1986, as amended.

Under the employment agreements, “cause” means the executive’s (i) fraud, theft, embezzlement or proven gross negligence in connection with performing the executive’s duties and responsibilities, (ii) conviction of a felony or a crime involving moral turpitude, or (iii) breach of any material provision of the employment agreement, including, without limitation, the restrictive covenants contained therein, subject to an opportunity for notice and cure. Under the employment agreements, “good reason” means the occurrence of any of the following events without the prior written consent of the executive, subject, in each case, to an opportunity for notice and cure, (i) the Company’s failure to make payment or provide benefits to the executive under the employment agreement, (ii) a material diminution in the executive’s base salary, payments for benefit coverage and payments for taxes payable by the executive as a result of such benefit payments, (iii) a material diminution in the executive’s authority, duties or responsibilities, (iv) a material diminution in the budget over which the executive retains authority, (v) a material change in the geographic location at which the executive must perform services under the employment agreement, (vi) any other action or inaction that constitutes a material breach by the Company of the employment agreement, or (vii) a change in control.

Receipt of the severance payments and benefits under each employment agreement is subject to the executive (or the executive’s estate or legal representative) executing a release of claims in our favor.

2021 DIRECTOR COMPENSATION

The Company’s non-employee directors receive fixed annual fees for their services on the Board of Directors, including fees for service on the Audit, Compensation, and Governance Committees.

The following table summarizes total compensation earned by each non-employee director during 2021.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(4)	Total ($)
Allen B. Shaw	$75,417		$70,002	$145,419
Peter A. Bordes, Jr.	$55,833		$55,001	$110,834
Michael J. Fiorile	$87,083		$70,002	$157,085
Mark S. Fowler	$23,958	(2)	$46,669	$70,627
Leslie V. Godridge	$62,917		$57,500	$120,417
Charles M. Warfield, Jr.	$44,167	(3)	$23,333	$67,500

(1)

Non-employee members of the Board of Directors receive an annual retainer. In addition, Mr. Fiorile, who is the lead director, also receives an annual fee for such service. In addition, the chair of the Audit Committee (Ms. Godridge), the chair of the Compensation Committee (Mr. Fiorile), and the chair of the Governance Committee (Mr. Shaw) each receives an annual fee for such service. Mr. Fiorile, who is a member of both the Audit Committee and the Governance Committee, also receives an annual fee for such service. Mr. Shaw, who is a member of both the Audit Committee and the Compensation Committee, also receives an annual fee for such service. Mr. Warfield, who is a member of both the Compensation Committee and the Governance Committee, also receives an annual fee for such service. Employee members of the Board of Directors, including our named executive officers, receive no additional compensation for their services provided as a director.

(2)	Mr. Fowler ceased his service as a non-employee member of the Board of Directors in May 2021. The amount shown represents a portion of the annual retainer earned for his partial year of service.
(3)	Mr. Warfield was elected to the Board of Directors in May 2021. The amount shown represents a portion of the annual retainer earned for his partial year of service.
(4)

On March 17, 2021, Messrs. Fiorile, Fowler and Shaw each received 11,030 restricted stock units with a grant date fair value of $30,002 that vested on March 17, 2021. On March 17, 2021, Ms. Godridge received 6,434 restricted stock units with a grant date fair value of $17,500 that vested on March 17, 2021. On March 17, 2021, Mr. Bordes received 5,515 restricted stock units with a grant date fair value of $15,001 that vested on March 17, 2021. On June 23, 2021, Mr. Fowler received 5,848 restricted stock units with a grant date fair value of $16,667 that vested on June 23, 2021. On June 23, 2021, Messrs. Bordes, Fiorile, Shaw and Ms. Godridge each received 14,035 restricted stock units with a grant date fair value of $40,000 that vested on December 31, 2021. On June 23, 2021, Mr. Warfield received 8,187 restricted stock units with a grant date fair value of $23,333 that vested on December 31, 2021. Prior to vesting, restricted stock units did not have voting rights or receive dividends. None of our non-employee directors held any outstanding options or unvested stock awards as of December 31, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our Class A common stock and Class B common stock as of March 28, 2022 by:

•	Each person who is known by the Company to own beneficially more than 5% of our Class A common stock or Class B common stock;

•	Each of the Company’s directors;

•	Each of the named executive officers; and

•	All executive officers and directors as a group.

Beneficial ownership of shares is determined under the rules of the SEC, and generally includes any shares over which a person exercises sole or shared voting or investment power. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis at the option of the holder at any time and are all deemed outstanding for calculating the percentage of outstanding shares of the person holding those shares of Class B common stock but are not deemed outstanding for calculating the percentage of any other person. Shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of March 28, 2022 are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options but are not deemed outstanding for calculating the percentage of any other person. Restricted shares of Class A common stock that are currently vested or that will be vested within 60 days (but no other shares of restricted common stock) are deemed outstanding for calculating the percentage of outstanding shares of the person holding those shares of restricted stock. All restricted shares of Class A common stock currently outstanding, whether or not vested, are deemed outstanding for calculating the aggregate number of shares outstanding. The address of each beneficial owner, unless stated otherwise, is c/o Beasley Broadcast Group, 3033 Riviera Drive, Suite 200, Naples, Florida 34103.

	Common Stock
	Class A (1)			Class B
Name and Address of Beneficial Owner	Number of Shares		Percent of Class	Number of Shares		Percent of Class	Percent of Total Economic Interest (2)	Percent of Total Voting Power (3)
Caroline Beasley	300,259	(4)	2.4%	1,049,040	(5)	6.3%	4.6%	6.0%
Bruce G. Beasley	292,926		2.3	1,049,040	(6)	6.3	4.6	6.0
Brian E. Beasley	228,682	(7)	1.8	948,100	(8)	5.7	4.0	5.4
Peter A. Bordes, Jr.	515,602.455	(9)	4.1	—		—	1.8	*
Michael J. Fiorile	36,083		*	—		—	*	*
Leslie V. Godridge	20,469		*	—		—	*	*
Allen B. Shaw	55,107		*	—		—	*	*
Charles M. Warfield	8,187		*	—		—	*	*
Entities affiliated with the Beasley family	1,119,810	(10)	8.8	10,226,400	(11)	61.4	38.6	57.6
GAMCO Investors, Inc.	1,337,893	(12)	10.5	—		—	4.6	*
Bradley C. Beasley	117,687	(13)	*	1,080,292	(14)	6.5	4.1	6.1
Robert E. Beasley	14,600	(15)	*	692,304	(16)	4.2	2.4	3.9
Stephen F. Lappert	958,685.225	(17)	7.5	—		—	3.3	*
All directors and executive officers as a group	2,672,225		21.0%	13,272,580		79.7%	54.3%	75.5%

*	Less than one percent.

(1)

For the purpose of calculating the percentage of Class A common stock held by each stockholder, the total number of shares of Class A common stock outstanding does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock.

(2)

The percent of total economic interest for each beneficial owner is based on the number of shares beneficially owned of Class A common stock plus the number of shares beneficially owned of Class B common stock divided by the sum of (i) 12,713,118 shares of Class A common stock outstanding, (ii) 16,662,743 shares of Class B common stock outstanding; and (iii) if applicable, the number of shares of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before May 27, 2022.

(3)

The percent of total voting power for each beneficial owner is based on the number of shares beneficially owned of Class A common stock, which carry one vote per share, plus the number of shares beneficially owned of Class B common stock, which carry ten votes per share, multiplied by ten, divided by the sum of (i) 12,713,118 shares of Class A common stock outstanding, (ii) 16,662,743 shares of Class B common stock outstanding multiplied by ten to reflect the ten votes per share for Class B common stock; and (iii) if applicable, the number of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before May 27, 2022.

(4)	Includes (i) 285,659 shares held by the beneficial owner and (ii) 14,600 shares held by the beneficial owner’s children.
(5)

Includes (i) 553,276 shares held by the Barbara Caroline Beasley Revocable Trust dated April 14, 1998 and (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Barbara Caroline Beasley u/a/d 12/9/08.

(6)	Includes (i) 553,276 shares held by the Bruce G. Beasley Revocable Trust dated June 19, 2006 and (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Bruce G. Beasley u/a/d 12/9/08.
(7)	Includes (i) 215,082 shares held by the beneficial owner and (ii) 13,600 shares held by the beneficial owner’s children.
(8)	Includes (i) 196,540 shares held by the Brian E. Beasley Revocable Trust dated June 17, 2003 and (ii) 751,560 shares held by the George G. Beasley Trust f/b/o Brian E. Beasley u/a/d 12/9/08.
(9)

Includes (i) 25,840 shares of Class A common stock owned of record by Mr. Bordes; and (ii) 489,762.455 shares of Class A common stock owned of record by the Peter A. Bordes, Jr. 2009 Gift Trust (the “Gift Trust”), of which Mr. Bordes is co-trustee.

(10)

Includes: (i) 1,071,595 shares of Class A shares common stock held of record by GGB Family Limited Partnership, (ii) 47,733 shares of Class A common stock held of record by GGB II Family Limited Partnership, and (iii) 482 shares of Class A common stock held of record by GGB Family Enterprises, Inc. GGB Family Enterprises, Inc. is the general partner of each of by GGB Family Limited Partnership and by GGB II Family Limited Partnership. GGB Family Enterprises, Inc. is controlled by five trusts that are in turn controlled by Ms. Caroline Beasley, Mr. Bruce G. Beasley, Mr. Brian E. Beasley, Mr. Bradley C. Beasley and Dr. Robert E. Beasley. Each of them disclaims beneficial ownership of the securities held of record by GGB Family Limited Partnership, GGB II Family Limited Partnership, and GGB Family Enterprises, Inc.

(11)

Includes (i) 332,171 shares of Class B common stock held of record by GGB Family Limited Partnership, and (ii) 9,894,229 shares of Class B common stock held of record by GGB II Family Limited Partnership. GGB Family Enterprises, Inc. is the general partner of each of by GGB Family Limited Partnership and by GGB II Family Limited Partnership. GGB Family Enterprises, Inc. is controlled by five trusts that are in turn controlled by Ms. Caroline Beasley, Mr. Bruce G. Beasley, Mr. Brian E. Beasley, Mr. Bradley C. Beasley and Dr. Robert E. Beasley. Each of them disclaims beneficial ownership of the securities held of record by GGB Family Limited Partnership and GGB II Family Limited Partnership.

(12)

Includes (i) 191,893 shares held by Gabelli Funds, LLC; (ii) 723,000 shares held by GAMCO Asset Management, Inc.; and (iii) 423,000 shares held by Teton Advisors, Inc. The information presented is based on a Schedule 13D/A filed with the SEC on September 29, 2021 by GAMCO Investors, Inc. The business address for GAMCO Investors, Inc. is One Corporate Center, Rye, NY 10580.

(13)

Includes (i) 39,368 shares held by the beneficial owner, (ii) 64,219 shares held by the Bradley C. Beasley Revocable Trust dated July 13, 1999; and (iii) 14,100 shares held by the beneficial owner’s children.

(14)	Includes (i) 584,528 shares held by the Bradley C. Beasley Revocable Trust dated July 13, 1999 and (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Bradley C. Beasley u/a/d 12/9/08.
(15)	Shares held by the beneficial owner’s children.
(16)	Includes (i) 196,540 shares held by the Robert E. Beasley Revocable Trust dated August 20, 2004 and (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Robert E. Beasley u/a/d 12/9/08.
(17)

Includes (i) 489,762.455 shares of Class A Common Stock owned of record by the Gift Trust; and (ii) an aggregate of 468,922.770 shares of Class A Common Stock owned of record by two Grantor Retained Annuity Trusts (“GRATs”) in the name of Lee Bordes (the “Lee Bordes GRATs”), of which Ms. Bordes is co-trustee. Mr. Lappert is co-trustee of the Gift Trust and each of the Lee Bordes GRATs. The business address for each of Stephen F. Lappert, the Lee Bordes GRATs and the Gift Trust, is c/o Carter Ledyard & Millburn LLP, Two Wall Street, New York, NY 10005. The information presented is based on a Schedule 13D/A filed by them with the SEC on July 30, 2018.

Equity Compensation Plan Information

The following table sets forth certain information with respect to our equity compensation plans as of December 31, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Security Holders	—	—	3,633,302
Equity Compensation Plans Not Approved By Security Holders	—	—	—

Total	—		3,633,302

AUDIT COMMITTEE REPORT

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2021.

We have discussed with the independent auditors, Crowe LLP, the matters required to be discussed pursuant to applicable Public Company Accounting Oversight Board standards.

We have received and reviewed the written disclosures and the letter from Crowe LLP required by PCAOB Rule 3526 and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.

Leslie Godridge, Chair

Michael J. Fiorile

Allen B. Shaw

The material in this report is being furnished and shall not be deemed “filed” with SEC for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Review and Approval of Related Party Transactions. In 2007, the Board of Directors adopted the Company’s Related Party Transaction Policy (the “Policy”). The Policy applies to any transaction, or series of transactions in which the Company, its subsidiaries or affiliates is or will be a participant, the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, and in which any related party has or will have a direct or indirect interest. A related party for purposes of the policy includes:

•	any Company executive officer, director or nominee for election as a director;

•	an owner of 5% or more of Company stock; and

•	any immediate family member of any person listed above.

Under the Policy, the Audit Committee of the Board of Directors reviews the facts relating to all related party transactions and either approves or disapproves the Company’s entry into the transaction. If advance Audit Committee approval of a transaction is not feasible, then the Audit Committee will consider the transaction and, if it determines the transaction to be appropriate, will ratify the transaction at the Committee’s next regularly scheduled meeting.

As adopted, the Policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•

any transaction with another company where the related party’s only relationship with such other company is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that other company’s shares;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $100,000, or two percent of the charitable organization’s total annual receipts;

•

any transaction where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends); and

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids.

During 2020 and 2021, the Company engaged in several transactions in which our executive officers and other members of the Beasley family were participants. These transactions are described below. While the Policy had not been adopted at the time certain of these transactions and arrangements were entered into or commenced, each has been subsequently ratified by the Audit Committee pursuant to the Policy.

Beasley Broadcasting Management, LLC

The Company leases its principal executive offices in Naples, FL from Beasley Broadcasting Management, LLC, which is held by a trust for the benefit of Caroline Beasley, Bruce G. Beasley, Brian E. Beasley and other members of the Beasley family. The lease agreement expires on May 31, 2023. Rental expense was $0.2 million for each of the years ended December 31, 2020 and 2021.

Beasley Family Properties, LLC

On September 30, 2021, the office space leased by the Company from GGB Estero, LLC for its radio stations in Fort Myers, FL was transferred to Beasley Family Properties, LLC, which is held by a trust for the benefit of Caroline Beasley, Bruce G. Beasley, Brian E. Beasley, and other members of the Beasley family. The lease agreement expires on August 31, 2024. Rental expense was $0.1 million for the year ended December 31, 2021.

Beasley Family Towers, LLC

The Company leases towers for 17 radio stations in various markets from Beasley Family Towers, LLC (“BFT”), which is partially held by a trust for the benefit of Caroline Beasley, Bruce G. Beasley, Brian E. Beasley and other members of the Beasley family and partially owned directly by Caroline Beasley, Bruce G. Beasley, Brian E. Beasley and other members of the Beasley family. The lease agreements expire on various dates through December 31, 2038. Rental expense was $0.6 million and $0.8 million for the years ended December 31, 2020 and 2021, respectively.

The Company leases office space for its radio stations in Fayetteville, NC from BFT. The lease agreement expires on August 31, 2030. Rental expense was $22,000 and $0.1 million for the years ended December 31, 2020 and 2021, respectively.

GGB Augusta, LLC

The Company leases land for its radio stations in Augusta, GA from GGB Augusta, LLC, which is held by a trust for the benefit of Caroline Beasley, Bruce G. Beasley, Brian E. Beasley and other members of the Beasley family. The lease agreement expires on November 1, 2023. Rental expense was approximately $41,000 and $45,000 for the years ended December 31, 2020 and 2021, respectively.

GGB Estero, LLC

The Company leases office space for its radio stations in Fort Myers, FL from GGB Estero, LLC, which is held by a trust for the benefit of Caroline Beasley, Bruce G. Beasley, Brian E. Beasley and other members of the Beasley family. The office space was transferred to Beasley Family Properties, LLC on September 30, 2021. Rental expense was $0.2 million for each of the years ended December 31, 2020 and 2021.

GGB Las Vegas, LLC

The Company leases office space for its radio stations in Las Vegas, NV from GGB Las Vegas, LLC, which is controlled by members of the Beasley family. The lease agreement expires on December 31, 2023. Rental expense was $0.2 million for each of the years ended December 31, 2020 and 2021.

Wintersrun Communications, LLC

The Company sold the tower for one radio station in Charlotte, NC to Wintersrun Communications, LLC, which is partially held by a trust for the benefit of Caroline Beasley, Bruce G. Beasley, Brian E. Beasley and other members of the Beasley family and partially owned directly by Bruce G. Beasley and Brian E. Beasley, for $0.4 million then leased back the tower under an agreement which expires on December 31, 2045. The lease met the criteria to be recorded as a finance lease, however, based on the terms of the lease agreement, the $0.3 million gain on sale was deferred and will be recognized as the finance lease right-of-use asset is depreciated. Rental expense was $0.1 million for each of the years ended December 31, 2020 and 2021.

The Company leases a tower for one radio station in Augusta, GA from Wintersrun. The lease agreement expires on October 16, 2025. Rental expense was approximately $31,000 for each of the years ended December 31, 2020 and 2021.

Loan from George Beasley

In June 2020, George Beasley, the Company’s former Chairman, provided a $5.0 million loan to the Company that accrued payment-in-kind interest at 6% per annum with no cash payments due until the loan’s maturity in December 2023. Mr. Beasley and GGB Family Limited Partnership also each entered into standby letters of credit in combined aggregate face amount of $5.0 million in favor of U.S. Bank, National Association for the benefit of the Company as a source of backup liquidity that could have been drawn by U.S. Bank, National Association in the event that the Company failed to maintain a minimum liquidity amount under the then-existing credit facility. The loan was repaid on February 2, 2021.

Employees

The compensation of Caroline Beasley, Bruce G. Beasley and Brian E. Beasley is discussed above in “Executive Compensation.” Bradley C. Beasley, brother of Caroline Beasley, Bruce G. Beasley and Brian E. Beasley, is currently employed by the Company and was paid $367,602 and $410,810 in 2020 and 2021, respectively. The amounts paid include a base salary and performance-based cash bonuses. Adam Lurie, son-in-law of Bruce G. Beasley, is currently employed by the Company and was paid $321,207 and $278,500 in 2020 and 2021, respectively. The amounts paid include a base salary, commissions and performance-based cash bonuses. Ryan Beasley, son of Bruce G. Beasley, is currently employed by the Company and was paid $106,688 and $137,414 in 2020 and 2021, respectively. The amounts paid include a base salary, commissions and performance-based cash bonuses.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports and upon written representations from each of the Company’s officers and directors, the Company believes that, for the year ended December 31, 2021, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent stockholders were complied with on a timely basis.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) applicable to all of its directors and employees, including its principal executive officer and principal financial and accounting officer, which is a “code of ethics” as defined by applicable rules of the SEC. The Code is available on the Company’s website at www.bbgi.com/corporate-governance. A copy may also be obtained upon request from the Secretary of the Company at Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103. If the Company makes any amendments to the Code other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of the Code that applies to the Company’s principal executive officer or principal financial and accounting officer and relates to an element of the SEC’s “code of ethics” definition, the Company will disclose the nature of the amendment or waiver, its effective date and to whom it applies on its website at www.bbgi.com.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

To be considered for presentation in the Company’s Proxy Statement related to the Annual Meeting of Stockholders to be held in 2023, a stockholder proposal must be received by Chris Ornelas, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103 no later than December 13, 2022. In addition, all such proposals must comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

For proposals submitted outside of Rule 14a-8, notice must be received by Chris Ornelas, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103 no later than February 26, 2023. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 26, 2023.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies properly processed will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be properly processed and that your shares be represented. Stockholders are urged to promptly submit their proxies by telephone or Internet by following the instructions on the Notice of Availability of Proxy Materials.

This Proxy Statement and our 2021 Annual Report to Stockholders are available, beginning April 12, 2022, at our website www.bbgi.com. You may also access our Proxy Statement and 2021 Annual Report to Stockholders at www.proxydocs.com/BBGI. Stockholders may obtain, free of charge, a copy of our Proxy Statement or our 2021 Annual Report to Stockholders by writing to Beasley Broadcast Group, Inc., Attn: Investor Relations, 3033 Riviera Drive, Suite 200, Naples, Florida 34103. Please note that the information contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

By Order of the Board of Directors

Chris Ornelas,

General Counsel and Secretary

Dated: April 12, 2022

Naples, Florida

ANNUAL MEETING OF STOCKHOLDERS OF

BEASLEY BROADCAST GROUP, INC.

May 25, 2022

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Proxy Statement and Annual Report to Stockholders

are available at www.proxydocs.com/BBGI

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

⬛ 20830300000000000000 8	052522

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1

AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. ELECTION OF DIRECTORS:
NOMINEES:
☐	FOR ALL NOMINEES	○	Michael J. Fiorile	(For Class A Common Stockholders)
		○	Allen B. Shaw	(For Class A Common Stockholders)
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	○	Brian E. Beasley	(For All Classes of Common Stockholders)
		○	Bruce G. Beasley	(For All Classes of Common Stockholders)
☐	FOR ALL EXCEPT (See instructions below)	○	Caroline Beasley	(For All Classes of Common Stockholders)
		○	Peter A. Bordes, Jr.	(For All Classes of Common Stockholders)
		○	Leslie V. Godridge	(For All Classes of Common Stockholders)
		○	Gordon H. Smith	(For All Classes of Common Stockholders)
		○	Charles M. Warfield, Jr.	(For All Classes of Common Stockholders)

INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ⚫

To change the address on your account, please check the box to the right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of stockholders and any adjournment thereof.

These items of business are more fully described in the proxy statement. The record date for the Annual Meeting is March 28, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

⬛

0                ⬛

BEASLEY BROADCAST GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Chris Ornelas and Heidi Raphael proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Beasley Broadcast Group, Inc. standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 25, 2022, at 12:00 p.m. local time, and any adjournment thereof.

(Continued and to be signed on the reverse side)

⬛ 1.1	14475 ⬛